FEDERATED DEPARTMENT STORES, INC.
Contacts:

Media - Jim Sluzewski 513/579-7764
Investor - Susan Robinson 513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS FOURTH QUARTER EARNINGS OF

$2.45 PER DILUTED SHARE FROM CONTINUING OPERATIONS

Diluted EPS is $2.74, excluding merger integration costs and inventory valuation adjustments

CINCINNATI, Ohio, February 21, 2006 - Federated Department Stores, Inc. today reported diluted earnings per share from continuing operations of $2.45 for the fourth quarter of 2005, ended Jan. 28, 2006. This compares with diluted earnings per share from continuing operations of $2.55 for the same 13-week period last year.

Excluding May Company merger integration costs and related inventory valuation adjustments of $131 million ($82 million after tax or 29 cents per diluted share), fourth quarter diluted earnings per share from continuing operations was $2.74. This exceeds the company's prior guidance of $2.60 to $2.65 per share.

Federated's sales and earnings for September 2005 through January 2006 include results of The May Department Stores Company, which was acquired Aug. 30, 2005. Sales and earnings from the company's Lord & Taylor and Bridal Group divisions, which the company intends to divest, are being treated as discontinued operations.

For the full 52 weeks of fiscal 2005, Federated reported earnings per diluted share from continuing operations of $6.32, compared to $3.86 per share in the same period of 2004. Excluding the May Company merger integration costs and related inventory valuation adjustments of 56 cents per diluted share ($194 million pre-tax, $121 million after tax) and a gain on the sale of receivables of $1.77 per diluted share ($480 million pre-tax, $384 million after tax), earnings from continuing operations per diluted share for fiscal 2005 were $5.11.

Terry J. Lundgren, Federated's chairman, president and chief executive officer, said, "We are very pleased with our results for the fourth quarter, which exceeded our guidance. The quarter included stronger-than-expected performance in both the Federated and former May Company divisions, as well as a benefit from a tax settlement and related adjustments. Across the organization, our executives and associates demonstrated exceptional discipline and focus through the holiday selling season, despite potential distractions related to the merger.

"As we have said in the past, 2006 will be a transition year in which sales and earnings performance will be difficult to predict. Keep in mind that each of the next three quarters presents a unique set of challenges that may affect short-term sales and/or earnings, given the process of store divestitures, assortment assimilation and brand conversions between now and this fall," Lundgren said.

Sales

Sales in the fourth quarter totaled $9.571 billion, an increase of 86.9 percent compared to sales of $5.120 billion in the same period last year. On a same-store basis, Federated's fourth quarter sales were up 1.1 percent.

Federated's fiscal 2005 sales totaled $22.390 billion, an increase of 41.9 percent from sales of $15.776 billion in the same period last year. On a same-store basis, Federated's sales for fiscal 2005 were up 1.3 percent.

The company opened no new department stores in the fourth quarter of 2005.

Five Macy's stores in south Florida and New Orleans remain closed from damage related to Hurricanes Wilma and Katrina in 2005. These locations accounted for $59 million in sales in the fourth quarter of 2004. At least three of these stores are expected to reopen in fiscal 2006.

Operating Income

Federated's operating income totaled $1.194 billion or 12.5 percent of sales for the quarter ended Jan. 28, 2006, compared to operating income of $763 million or 14.9 percent of sales for the same period last year.

The company's operating income for fiscal 2005 was $2.424 billion or 10.8 percent of sales, compared to $1.400 billion or 8.9 percent of sales in fiscal 2004.

Federated's fourth quarter 2005 operating income includes $131 million in May Company integration costs and related inventory valuation adjustments. Fiscal 2005 operating income includes a pre-tax gain of $480 million on the sale of receivables to Citigroup and May Company integration costs and related inventory valuation adjustments of $194 million. Federated's fourth quarter 2004 operating income included $13 million in store closing, centralization and consolidation costs, as well as inventory valuation adjustments. Fiscal 2004 operating income included $99 million in store closing, centralization and consolidation costs, as well as inventory valuation adjustments.

Cash Flow

In fiscal 2005, Federated generated $1.95 billion in cash flow from continuing operating activities, compared to $1.51 billion in fiscal 2004. Federated used $2.5 billion of cash for continuing investing activities in fiscal 2005, compared to $727 million in fiscal 2004. Cash used by continuing financing activities was $58 million in fiscal 2005, compared to $837 million the previous year.

Cash flow in fiscal 2005 was impacted by two major transactions: the acquisition of May Company on Aug. 30 and the sale of proprietary and Visa accounts receivable to Citigroup on Oct. 24. The May Company acquisition was funded with $1.1 billion cash on hand and $4.6 billion in short-term borrowings. Pretax proceeds from the sale of the credit receivables, after elimination of $1.2 billion in receivables backed debt, was used to pay down $2.8 billion in short-term borrowings. At Jan. 28, 2006, approximately $1.2 billion of short-term borrowings were outstanding. At the time of the May Company acquisition, the company established a $5 billion bridge line, of which $2.25 billion is still available to the company.

The company repurchased no shares of its common stock in the fourth quarter.

2006 Guidance

The company's guidance for 2006 is unchanged. Federated continues to anticipate same-store sales to increase by 2 to 3 percent in 2006, with first quarter sales of $5.75 billion to $6 billion, incorporating a same-store sales decrease of 0.5 to 1.5 percent compared to last year. Earnings of $3.45 to $3.70 per diluted share are expected in 2006 from continuing operations excluding one-time May Company merger integration costs and gain on sale of receivables. This includes a loss of 5 to 15 cents per diluted share in the first quarter from continuing operations excluding one-time May Company merger integration costs.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores and more than 720 bridal and formalwear stores in 49 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, Lord & Taylor, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's, The Jones Store, David's Bridal, After Hours Formalwear and Priscilla of Boston. The company also operates macys.com and Bloomingdale's By Mail.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom.. A webcast of Federated's fourth quarter earnings call with analysts will be held beginning at 10:30 a.m. ET on Tuesday, Feb. 21. Pre-registration is requested. Those unable to access the webcast at www.fds.com may call 1-866-215-1938 to listen to the audio in real time. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	13 Weeks Ended
	January 28, 2006		January 29, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 9,571		$ 5,120

Cost of sales- recurring (Note 2)	5,658	59.1%	3,027	59.1%

Gross margin - recurring	3,913	40.9%	2,093	40.9%

Inventory valuation adjustments - May integration (Note 3)	(25)	(.3%)	-	-%

Gross margin	3,888	40.6%	2,093	40.9%

Selling, general and administrative expenses (Note 4)	(2,588)	(27.0%)	(1,330)	(26.0%)

May integration costs (Note 5)	(106)	(1.1%)	-	-%

Operating income	1,194	12.5%	763	14.9%

Interest expense - net (Note 6)	(127)		(50)

Income from continuing operations before income taxes	1,067		713

Federal, state and local income tax expense (Note 7)	(389)		(273)

Income from continuing operations	678		440

Discontinued operations, net of income taxes (Note 8)	21		-

Net income	$ 699		$ 440

Basic earnings per share:
Income from continuing operations	$ 2.48		$ 2.61
Income from discontinued operations	.08		-
Net income	$ 2.56		$ 2.61

Diluted earnings per share (Note 9):
Income from continuing operations	$ 2.45		$ 2.55
Income from discontinued operations	.07		-
Net income	$ 2.52		$ 2.55

Average common shares:
Basic	272.9		168.7
Diluted	277.1		172.4

Depreciation and amortization expense	$ 328		$ 204

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)  The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 52 weeks ended January 28, 2006 or January 29, 2005. For the 13 weeks ended January 29, 2005, cost of sales includes inventory valuation adjustments of $5 million related to the Macy's home store centralization.

(3)  Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

(4)  For the 13 weeks ended January 29, 2005, SG&A expenses include $8 million of costs incurred in connection with the Macy's home store centralization, the Burdines-Macy's consolidation and other store closings.

(5)  Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily impairment charges for certain Federated stores planned to be closed.

(6)  Interest expense for the 13 weeks ended January 28, 2006, includes $17 million of interest income related to the settlement of various tax examinations.

(7)  Federal, state and local income tax expense for the 13 weeks ended January 28, 2006, includes a $10 million reduction in tax expense related to the settlement of various tax examinations.

(8)  Represents the acquired operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston, which are being divested.

(9)  For the 13 weeks ended January 28, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 5) amounted to $.29 per diluted share. For the 13 weeks ended January 29, 2005, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 4) amounted to $.04 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

(All amounts in millions except percentages and per share figures)

	52 Weeks Ended
	January 28, 2006		January 29, 2005
	$	% to Net sales	$	% to Net sales

Net sales	$ 22,390		$ 15,776

Cost of sales - recurring (Note 2)	13,272	59.3%	9,382	59.5%

Gross margin - recurring	9,118	40.7%	6,394	40.5%

Inventory valuation adjustments - May integration (Note 3)	(25)	( .1%)	-	-%

Gross margin	9,093	40.6%	6,394	40.5%

Selling, general and administrative expenses (Note 4)	(6,980)	(31.2%)	(4,994)	(31.6%)

May integration costs (Note 5)	(169)	(.7%)	-	-%

Gain on the sale of accounts receivable (Note 6)	480	2.1%	-	-%

Operating income	2,424	10.8%	1,400	8.9%

Interest expense - net (Note 7)	(380)		(284)

Income from continuing operations before income taxes	2,044		1,116

Federal, state and local income tax expense (Note 8)	(671)		(427)

Income from continuing operations	1,373		689

Discontinued operations, net of income taxes (Note 9)	33		-

Net income	$ 1,406		$ 689

Basic earnings per share:
Income from continuing operations	$ 6.44		$ 3.93
Income from discontinued operations	.16		-
Net income	$ 6.60		$ 3.93

Diluted earnings per share (Note 10):
Income from continuing operations	$ 6.32		$ 3.86
Income from discontinued operations	.15		-
Net income	$ 6.47		$ 3.86

Average common shares:
Basic	213.0		175.1
Diluted	217.3		178.2

Depreciation and amortization expense	$ 978		$ 737

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited) (Note 1)

Notes:

(1)  The May Department Stores Company ("May") was acquired August 30, 2005. The results of operations of May have been included in Federated's results of operations from the date of acquisition. Certain reclassifications were made to prior period amounts to conform with the classifications of such amounts for the most recent period.

(2)  Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 52 weeks ended January 28, 2006 or January 29, 2005. For the 52 weeks ended January 29, 2005, cost of sales includes inventory valuation adjustments of $36 million related to the Macy's home store centralization and the Burdines-Macy's consolidation.

(3)  Represents inventory valuation adjustments associated with the combination and integration of Federated and May merchandise assortments.

(4)  For the 52 weeks ended January 29, 2005, SG&A expenses include $63 million of costs incurred in connection with the Macy's home store centralization, the Burdines-Macy's consolidation and other store closings.

(5)  Represents costs and expenses associated with the integration and consolidation of May's operations into Federated's operations, primarily impairment charges for certain Federated stores planned to be closed.

(6)  Represents the gain recognized on the sale of the Company's proprietary and non-proprietary credit card accounts receivable. For the 52 weeks ended January 28 2006, the after-tax net gain amounted to $1.77 per diluted share.

(7)  Interest expense for the 52 weeks ended January 28, 2006, includes $17 million of interest income related to the settlement of various tax examinations. Interest expense for the 52 weeks ended January 29, 2005 includes $59 million of one-time costs, or 20 cents a diluted share, associated with the repurchase of $274 million of Federated's 8.5% senior notes due 2010.

(8)  Federal, state and local income tax expense for the 52 weeks ended January 28, 2006 was reduced by approximately $85 million to recognize capital loss carryforwards realized as a result of the sale of certain credit card accounts receivable and $10 million related to the settlement of various tax examinations.

(9)  Represents the acquired operations of Lord & Taylor and the Bridal Group, including David's Bridal, After Hours Formalwear and Priscilla of Boston, which are being divested.

(10) For the 52 weeks ended January 28, 2006, May integration costs and related inventory valuation adjustments (See Notes 3 and 5) amounted to $.56 per diluted share. For the 52 weeks ended January 29, 2005, store closing and consolidation costs and Macy's home store centralization costs (See notes 2 and 4) amounted to $.34 per diluted share.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(millions)

	January 28, 2006	January 29, 2005

ASSETS:
Current Assets:
Cash and cash equivalents	$ 248	$ 868
Accounts receivable	2,522	3,418
Merchandise inventories	5,459	3,120
Supplies and prepaid expenses	203	104
Assets of discontinued operations	1,713	-
Total Current Assets	10,145	7,510

Property and Equipment - net	12,034	6,018
Goodwill	9,520	260
Other Intangible Assets - net	1,080	378
Other Assets	389	719

Total Assets	$33,168	$14,885

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,323	$ 1,242
Accounts payable and accrued liabilities	5,246	2,707
Income taxes	454	324
Deferred income taxes	103	28
Liabilities of discontinued operations	464	-
Total current liabilities	7,590	4,301

Long-Term Debt	8,860	2,637
Deferred Income Taxes	1,704	1,199
Other Liabilities	1,495	581
Shareholders' Equity	13,519	6,167

Total Liabilities and Shareholders' Equity	$33,168	$14,885

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	52 Weeks Ended January 28, 2006	52 Weeks Ended January 29, 2005
Cash flows from continuing operating activities:
Net income	$ 1,406	$ 689
Adjustments to reconcile net income to net cash provided by continuing operating activities:
Income from discontinued operations	(33)	-
Gain on the sale of accounts receivable	(480)	-
May integration costs	194	-
Depreciation and amortization	943	734
Amortization of financing costs	(20)	6
Amortization of intangible assets	33	-
Amortization of unearned restricted stock	2	3
Changes in assets and liabilities:
(Increase ) decrease in proprietary and other accounts receivable not separately identified	(147)	17
Decrease in merchandise inventories	495	95
(Increase) decrease in supplies and prepaid expenses	122	(5)
Increase in other assets not separately identified	(2)	(1)
Decrease in accounts payable and accrued liabilities not separately identified	(444)	(24)
Increase (decrease) in current income taxes	49	(6)
Increase (decrease) in deferred income taxes	(36)	59
Decrease in other liabilities not separately identified	(132)	(60)
Net cash provided by continuing operating activities	1,950	1,507

Cash flows from continuing investing activities:
Purchase of property and equipment	(568)	(467)
Capitalized software	(88)	(81)
Increase in non-proprietary accounts receivable	(131)	(236)
Acquisition of The May Department Stores Company, net of cash acquired	(5,321)	-
Proceeds from sale of accounts receivable	3,583	-
Collection of notes receivable	-	30
Disposition of property and equipment	19	27
Net cash used by continuing investing activities	(2,506)	(727)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)

	52 Weeks Ended January 28, 2006	52 Weeks Ended January 29, 2005

Cash flows from continuing financing activities:
Debt issued	4,580	186
Financing costs	(2)	-
Debt repaid	(4,755)	(365)
Dividends paid	(157)	(93)
Increase (decrease) in outstanding checks	(53)	38
Acquisition of treasury stock	(7)	(901)
Issuance of common stock	336	298
Net cash used by continuing financing activities	(58)	(837)

Net cash used by continuing operations	(614)	(57)
Net cash provided by discontinued operating activities	63	-
Net cash used by discontinued investing activities	(61)	-
Net cash used by discontinued financing activities	(8)	-
Net cash used by discontinued operations	(6)	-

Net decrease in cash and cash equivalents	(620)	(57)
Cash and cash equivalents at beginning of period	868	925

Cash and cash equivalents at end of period	$ 248	$ 868